                                                                    Exhibit 13.2

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

     |X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                  For the quarterly period ended March 31, 1998

                                       or

     |_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                          Commission file number: 24572

                               GENEMEDICINE, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                         76-0355802
      (State or other jurisdiction of                          (IRS Employer
     incorporation or organization)                          Identification No.)

8301 New Trails Drive, The Woodlands, Texas                      77381-4248
  (Address of principal executive office)                        (zip code)

                                 (281) 364-1150
              (Registrant's telephone number, including area code)

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes |X|    No |_|

      As of May 11, 1998, there were outstanding 14,515,466 and 3,750,000 shares of Common Stock and Series B Preferred Stock, par value $.001, respectively, of the registrant.

                               GENEMEDICINE, INC.
                (A Delaware Corporation in the Development Stage)

                                    FORM 10-Q

                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
COVER PAGE                                                                  1
TABLE OF CONTENTS                                                           2

PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements

Balance Sheets as of March 31, 1998 and December 31, 1997                   3

Statements of Operations for the three months ended March 31, 1998 and March 31, 1997, and for the period from inception (January 2,
1992) through March 31, 1998                                                4

Statements of Cash Flows for the three months ended March 31, 1998 and March 31, 1997, and for the period from inception (January 2,
1992) through March 31, 1998                                                5

Notes to Financial Statements                                               6

ITEM 2.

Management's Discussion and Analysis of Financial Condition and Results
of Operations                                                               7

PART II. OTHER INFORMATION                                                  9

SIGNATURES                                                                 10

                               GENEMEDICINE, INC.
                (A DELAWARE CORPORATION IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEETS

                                                                       MARCH 31,         DECEMBER 31,
                                                                         1998               1997
                                                                         ----               ----

                        ASSETS                                        (UNAUDITED)
Current Assets:
Cash and cash equivalents .....................................      $    124,237       $    873,180
Short-term investments ........................................        24,698,996         23,708,845
Prepaid expenses and other ....................................           164,489            175,128
                                                                     ------------       ------------

Total current assets ..........................................        24,987,722         24,757,153
                                                                     ------------       ------------

Equipment, furniture and leasehold improvements, net ..........         3,166,076          3,220,987
Deposits and other assets .....................................             9,195              9,195
                                                                     ------------       ------------

Total Assets ..................................................      $ 28,162,993       $ 27,987,335
                                                                     ============       ============

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued liabilities ......................      $    734,548       $  1,454,986
Deferred grant revenue ........................................                --             89,737
Current portion of capital lease obligations ..................           275,956            270,166
                                                                     ------------       ------------

       Total current liabilities ..............................         1,010,504          1,814,889
                                                                     ------------       ------------

Long-term Liabilities:
Deferred contract revenue .....................................         3,169,970          2,919,970
Capital lease obligations, net of current portion .............                --             54,814
                                                                     ------------       ------------

       Total long-term liabilities ............................         3,169,970          2,974,784
                                                                     ------------       ------------

Commitments

Stockholders' Equity:
Convertible preferred stock, $.001 par value; 20,000,000 shares
authorized; 3,750,000 issued and outstanding ..................             3,750              3,750
Common stock, $.001 par value; 40,000,000 shares authorized;
14,514,077 and 13,911,422 shares issued and outstanding .......            14,514             13,911
Additional paid-in capital ....................................        74,124,059         70,097,651
Deferred compensation .........................................           (28,173)           (56,348)
Deficit accumulated during the development stage ..............       (50,131,631)       (46,861,302)
                                                                     ------------       ------------

Total stockholders' equity ....................................        23,982,519         23,197,662
                                                                     ------------       ------------

Total Liabilities and Stockholders' Equity ....................      $ 28,162,993       $ 27,987,335
                                                                     ============       ============

The accompanying notes are an integral part of these financial statements.

                               GENEMEDICINE, INC.
                (A DELAWARE CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                                              Inception
                                              Three Months Ended          (January 2, 1992)
                                                   March 31,                   through
                                       -------------------------------         March 31,
                                           1998               1997               1998
                                       ------------       ------------       ------------
Revenues and other income:
Contract revenue ................      $  1,022,500       $  1,500,000       $ 13,202,500
Research and development
grant revenue ...................            89,738            240,000          1,616,135
Interest income .................           351,916            430,946              6,049
                                       ------------       ------------       ------------
                                          1,464,154          2,170,946             20,868

Expenses:
Research and development ........         3,730,450          3,279,329             53,218
General and administrative ......           995,220          1,004,516             17,277
Interest expense ................             8,807             19,839                504
                                       ------------       ------------       ------------

Total expenses ..................         4,734,477          4,303,684             71,000
                                       ------------       ------------       ------------

Net loss ........................      $ (3,270,323)      $ (2,132,738)      $(50,131,625)
                                       ============       ============       ============

Basic and diluted loss per share       $      (0.23)      $      (0.16)
Shares used in computing basic
and diluted loss per share ......        14,306,044         13,462,240

The accompanying notes are an integral part of these financial statements.

                               GENEMEDICINE, INC.
                (A DELAWARE CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                                          THREE MONTHS ENDED              INCEPTION
                                                                                MARCH 31,             (JANUARY 2, 1992)
                                                                     ------------------------------        THROUGH
                                                                         1998              1997         MARCH 31, 1998
                                                                     ------------      ------------     --------------
Cash flows used in operating activities:
Net loss ......................................................      $ (3,270,323)     $ (2,132,738)     $(50,131,625)
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation and amortization .................................           267,219           221,026         3,045,196
Issuance of convertible debt for noncash consideration ........                --                --           905,000
Issuance of stock for noncash consideration ...................                --                --           107,644
Compensation expense related to stock plans ...................            28,175            96,840         1,749,535
Loss on equipment retirements .................................                --                --             7,565
Changes in assets and liabilities:
Decrease (increase) in prepaid expenses and other assets ......            10,634          (529,541)         (170,561)
Increase (decrease) in accounts payable and accrued liabilities          (720,438)         (194,540)          734,548
Increase in deferred revenue and deferred contract revenue ....           160,262           110,000         3,169,970
                                                                     ------------      ------------      ------------

Net cash used in operating activities .........................        (3,524,471)       (2,428,953)      (40,582,728)
                                                                     ------------      ------------      ------------

Cash flows used in investing activities:
Purchase of equipment, furniture and leasehold improvements ...          (212,308)         (686,799)       (6,221,966)
Net sales (purchases) of short-term investments ...............          (990,151)         (896,048)      (24,698,996)
                                                                     ------------      ------------      ------------

Net cash (used in) provided by investing activities ...........        (1,202,459)       (1,582,847)      (30,920,962)
                                                                     ------------      ------------      ------------

Cash flows from financing activities:
Proceeds from notes payable and capital lease obligations .....                --                --         2,030,823
Repayment of notes payable and capital lease obligations ......           (49,024)          (83,374)       (1,623,867)
Advance on line of credit .....................................                --                --           750,000
Proceeds from issuance of preferred stock, net ................                --                --        22,264,465
Proceeds from issuance of common stock, net ...................         4,027,011         4,144,203        48,206,506
                                                                     ------------      ------------      ------------

Net cash provided by financing activities .....................         3,977,987         4,060,829        71,627,927
                                                                     ------------      ------------      ------------
                                                                         (748,943)           49,029           124,237
Cash and cash equivalents, beginning of period ................           873,180         2,145,404                --
                                                                     ------------      ------------      ------------

Cash and cash equivalents, end of period ......................      $    124,237      $  2,194,433      $    124,237
                                                                     ============      ============      ============

Supplemental disclosure of cash flow information:
Cash paid during the period for interest ......................      $      8,807      $     19,839      $    500,992
Supplemental schedule of noncash financing activity:
Conversion of debt to preferred and common stock ..............      $         --      $         --      $  1,786,000

The accompanying notes are an integral part of these financial statements.

                               GENEMEDICINE, INC.
                (A Delaware Corporation in the Development Stage)
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1998
                                   (unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION:

      GeneMedicine, Inc. ("GeneMedicine" or the "Company") is a Delaware corporation in the development stage. The Company is developing non-viral gene therapies that may provide unique clinical benefits in the treatment of a number of human diseases. The Company intends to develop its products through alliances with major pharmaceutical and biotechnology companies.

      The Company has devoted substantially all of its efforts to research and product development and has not yet generated any revenues from the sale of products, nor is there any assurance of future product revenues. In addition, the Company expects to continue to incur losses for the foreseeable future, and there can be no assurance that the Company will successfully complete the transition from a development stage company to successful operations. The research and development activities engaged in by the Company involve a high degree of risk and uncertainty. The ability of the Company to successfully develop, manufacture and market its proprietary products is dependent upon many factors. These factors include, but are not limited to, the need for additional financing, the ability to establish and maintain collaborative arrangements for research, development and commercialization of products with corporate partners, and the ability to develop or access manufacturing, sales and marketing experience. Additional factors include uncertainties as to patents and proprietary technologies, technological change and risk of obsolescence, development of products, competition, government regulations and regulatory approval, and product liability exposure. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's future success.

      The accompanying interim financial statements are unaudited and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. Results for interim periods are not necessarily indicative of the results to be expected for the entire year ending December 31, 1998. These financial statements should be read in conjunction with the Company's audited financial statements included with the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

      Effective January 1, 1998, the Company adopted Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes standards for reporting and displaying comprehensive income and its components. Comprehensive income is the total of net income and all other non-owner changes in equity. For the period from inception (January 2, 1992) through March 31, 1998, the only component of comprehensive income for the Company is net income. Adopting Statement No. 130 had no effect on the Company's financial position or results of operation.

                               GENEMEDICINE, INC.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, the early stage of GeneMedicine, Inc.'s development and technological uncertainty, dependence on collaborative partners and licenses, the failure of existing or future partnerships to be successful, future capital needs and uncertainty of additional funding, uncertainty of patent protection, uncertainty of government regulatory requirements, level of competition and rapid technological change, as well as those set forth in this section and in the section entitled "Risk Factors" and elsewhere in the Company's Form 10-K for the year ended December 31, 1997.

Since its inception in January 1992, GeneMedicine has devoted its resources primarily to fund its research and development programs. The Company has been unprofitable since inception and to date has not received any revenues from the sale of products. No assurance can be given that the Company will be able to generate sufficient product revenues to attain profitability on a sustained basis or at all. The Company expects to incur substantial losses for the next several years as it continues to invest in product research and development, preclinical studies, clinical trials and regulatory compliance. At March 31, 1998, the Company's accumulated deficit was approximately $50.1 million.

RESULTS OF OPERATIONS

Revenues and other income of $1.5 million were recorded for the quarter ended March 31, 1998. Such revenues consisted of contract revenue of $1.0 million, research and development grant revenue of $0.1 million and interest income of $0.4 million. This compares with revenues of $2.2 million for the quarter ended March 31, 1997, which consisted of contract revenue of $1.5 million, research and development grant revenue of $0.3 million and interest income of $0.4 million. Contract revenues in each respective quarter primarily resulted from a corporate partnership with certain Boehringer Mannheim subsidiaries ("Boehringer Mannheim") of Corange International Ltd. ("Corange"), which was acquired by Roche Holding Ltd. in March 1998, to develop certain non-viral gene medicines to treat selected cancer indications. The decrease in contract revenue for the first quarter of 1998 compared to the same period in 1997 was due to the recognition in 1997 of a $0.5 million milestone payment from Boehringer Mannheim for achieving clearance from the U.S. Food and Drug Administration to commence a Phase I clinical trial using the Company's IL-2 Gene Medicine, which GeneMedicine is developing for the treatment of head and neck cancer.

The Company's research and development expenses for the quarter ended March 31, 1998 were $3.7 million, compared to $3.3 million for the first quarter of 1997. The increase in research and development expenses was generally due to the expansion of the Company's research and development activities, staffing increases and the related salary and benefit costs as well as additional laboratory supplies and other support costs. The expansion of research and development activities resulted primarily from the Company's continued expansion of research in the field of cancer. The Company anticipates that expenditures will increase over the next several years as it expands its research and product development efforts.

General and administrative expenses remained relatively unchanged at $1.0 million for the quarter ended March 31, 1998 compared to the same period in 1997.

Net loss per share for the three months ended March 31, 1998 was $0.23 compared to a net loss per share of $0.16 for the same period in 1997. The increase in the Company's net loss per share was primarily the result of decreased contract revenue and increased research and development expenses as described above.

LIQUIDITY AND CAPITAL RESOURCES

Since its inception, the Company has financed its operations primarily through private and public sales of its equity securities, interest income on invested funds and revenues from corporate alliances. Through March 31, 1998, the Company had received approximately $70.5 million in net proceeds from sales of its equity securities. At March 31, 1998, the Company had working capital of $24.0 million and cash, cash equivalents and short-term investments of $24.8 million. In addition, in April 1998 the Company received a $1.25 million, quarterly scheduled, contract research payment from Boehringer Mannheim.

The Company expects its cash requirements to increase significantly in future periods. The Company will require substantial funds to conduct research and development programs, preclinical studies and clinical trials of its potential products and to market with its partners any products that are developed. In addition, the Company currently plans to manufacture clinical scale quantities of its products, which will require the Company to expend substantial additional capital. The Company's future capital requirements will depend on many factors, including the ability to maintain existing and establish additional corporate partnerships, continued scientific progress in its research and development programs, the scope and results of preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological developments, the cost of manufacturing, and scale-up and effective commercialization activities and arrangements. Based on its current plans, the Company believes that its available cash, including proceeds from projected interest income and anticipated funding from its corporate alliance with Boehringer Mannheim, will enable the Company to maintain its current and planned operations into the first quarter of 2000. There can be no assurance, however, that changes in the Company's research and development plans or other changes affecting the Company's operating expenses will not result in the expenditure of such resources before such time. The Company intends to seek additional funding through public or private financing, research and development arrangements with potential corporate partners, or from other sources. There can be no assurance that additional financing will be available on favorable terms, if at all. In the event that adequate funding is not available, the Company may be required to delay, reduce or eliminate one or more of its research or development programs or obtain funds through arrangements with corporate collaborators or others that may require the Company to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than the Company would otherwise seek. Insufficient financing may also require the Company to relinquish rights to certain of its technologies that the Company would otherwise develop or commercialize itself.

The Company's business is subject to significant risks, including, without limitation, uncertainties associated with the length and expense of the regulatory approval process, uncertainty associated with obtaining and enforcing patents and risks associated with dependence on corporate partners. Although the Company's products may appear promising at an early stage of development, they may not be successfully commercialized for a number of reasons, such as the possibility that the potential products will be determined to be ineffective during clinical trials, fail to receive necessary approvals, be uneconomical to manufacture or market, or be precluded from commercialization by proprietary rights of third parties. In addition, the failure by the Company to obtain patent protection for its products may make certain of its products commercially unattractive. There can be no assurance that any collaboration will be continued or result in successful commercialized products.

                               GENEMEDICINE, INC.

                           PART II - OTHER INFORMATION

Item 1. Legal Proceedings

None

      Item 2. Changes in Securities and Use of Proceeds In February 1998, the Company issued 533,333 shares of Common Stock, at a price per share of $7.50, to Corange, the parent company of Boehringer Mannheim pursuant to the Company's corporate partnership with Boehringer Mannheim. The Company issued such shares in reliance on the exemption provided by section 4(2) of the Securities Act of 1933, as amended.

Item 3. Defaults upon Senior Securities None

Item 4. Submission of Matters to a Vote of Security Holders None

Item 5. Other Information

None

Item 6. Exhibits and Reports on Form 8-K

      (a) Exhibit Number      Description
      -----------------------------------
             10.4             1994 Non-Employee Directors' Stock Option Plan, as
                                amended
             10.12            Employment Agreement between Registrant and Eric
                                Tomlinson dated January 1, 1998
             10.22            First Amendment to the Change of Control Severance
                                Plan dated February 1, 1998
             10.23            Amendment Agreement to Preferred Share Rights Plan
                                dated January 31, 1998
             27               Financial Data Schedule

      (b) No reports on Form 8-K have been filed during the quarter for which this report is filed.

                               GENEMEDICINE, INC.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               GENEMEDICINE, INC.

Date: 5/11/1998                      By: John M. Dodson
                                     ------------------

                                         John M. Dodson
                                         Director, Finance & Accounting
                                         (on behalf of the Registrant and as the
                                         Registrant's Chief Accounting Officer)

                               GENEMEDICINE, INC.                   EXHIBIT 10.4

                 1994 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                           ADOPTED ON MARCH 21, 1994
                   APPROVED BY STOCKHOLDERS ON JUNE 20, 1994;
                  AMENDED BY THE BOARD ON JANUARY 12, 1995 AND
                   APPROVED BY STOCKHOLDERS ON APRIL 26, 1995
                           AMENDED SEPTEMBER 4, 1996
                            AMENDED JANUARY 13, 1997

1. PURPOSE.

      (a) The purpose of the 1994 Non-Employee Directors' Stock Option Plan (the "Plan") is to provide a means by which each director of GENEMEDICINE, INC. (the "Company") who is not otherwise an employee of or consultant to the Company or of any Affiliate of the Company (each such person being hereafter referred to as a "Non-Employee Director") will be given an opportunity to purchase stock of the Company.

      (b) The word "Affiliate" as used in the Plan means any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

      (c) The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2. ADMINISTRATION.

      (a) The Plan shall be administered by the Board of Directors of the Company (the "Board") unless and until the Board delegates administration to a committee, as provided in subparagraph 2(b).

      (b) The Board may delegate administration of the Plan to a committee composed of one (1) or more members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.


                                       1.

The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3. SHARES SUBJECT TO THE PLAN.

      (a) Subject to the provisions of paragraph 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under the Plan shall not exceed in the aggregate Three Hundred Ninety Thousand (390,000) shares of the Company's common stock. If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for the Plan.

      (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4. ELIGIBILITY.

      Options shall be granted only to Non-Employee Directors of the Company.

5. NON-DISCRETIONARY GRANTS.

      (a) Upon the date of the approval of the Plan by the stockholders of the Company (the "Adoption Date"), each person who is then a Non-Employee Director automatically shall be granted an option to purchase Ten Thousand (10,000) shares of common stock of the Company on the terms and conditions set forth herein.

      (b) Each person who, after the Adoption Date, is elected for the first time to be a Non-Employee Director automatically shall, upon the date of his initial election to be a Non-Employee Director by the Board or stockholders of the Company, be granted an option to purchase Thirty Thousand (30,000) shares of common stock of the Company on the terms and conditions set forth herein; provided that such option shall not be exercisable and shall automatically terminate with respect to Ten Thousand (10,000) shares of common stock effective January 12, 1996 if the amendment of this Section 5(b) is not approved by the stockholders of the Company by such date.

      (c) Upon the date of approval of this Section 5(c) by the stockholders of the Company (the "Amendment Approval Date"), and thereafter upon each anniversary of the Amendment Approval Date, each person who, as of the applicable date, is then a Non-Employee Director and has been a Non-Employee Director for at least six (6) months shall automatically be entitled to


                                       2.

receive an option to purchase Five Thousand (5,000) shares of common stock of the Company on the terms and conditions set forth herein.

6. OPTION PROVISIONS.

      Each option shall be subject to the following terms and conditions:

      (a) The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date ("Expiration Date") ten (10) years from the date of grant. If the optionee's service as a Non- Employee Director or as an employee of or consultant to the Company or any Affiliate terminates for any reason or for no reason, the option shall terminate on the earlier of the Expiration Date or the date three (3) months following the date of termination of service; provided, however, that if such termination of service is due to the optionee's death or disability, the option shall terminate on the earlier of the Expiration Date or twelve (12) months following the date of such optionee's death or disability. In any and all circumstances, an option may be exercised following termination of the optionee's service as a Non- Employee Director or as an employee of or consultant to the Company or any Affiliate only as to that number of shares as to which it was exercisable on the date of termination of such service under the provisions of subparagraph 6(e).

      (b) The exercise price of each option shall be equal to the fair market value of the stock subject to such option on the date such option is granted.

      (c) Payment of the exercise price of each option is due in full in cash upon any exercise when the number of shares being purchased upon such exercise is less than One Thousand (1,000) shares; but when the number of shares being purchased upon an exercise is One Thousand (1,000) or more shares, the optionee may elect to make payment of the exercise price under one of the following alternatives:

                  (i) Payment of the exercise price per share in cash at the time of exercise; or

                  (ii) Provided that at the time of the exercise the Company's common stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of shares of common stock of the Company already owned by the optionee, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interest, which common stock shall be valued at its fair


                                       3.

market value on the date preceding the date of exercise; or

                  (iii) Payment by a combination of the methods of payment specified in subparagraph 6(c)(i) and 6(c)(ii) above.

Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of shares of the Company's common stock.

      (d) An option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person or by his guardian or legal representative. The person to whom the option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of death of the optionee, shall thereafter be entitled to exercise the option.

      (e) The option shall become exercisable over a period of four (4) years from the date of grant in four (4) equal annual installments commencing on the first anniversary of the date of grant of the option, provided that the optionee has, during the entire period prior to such vesting date, continuously served as a Non-Employee Director or as an employee of or consultant to the Company or any Affiliate, whereupon such option shall become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment.

      (f) The Company may require any optionee, or any person to whom an option is transferred under subparagraph 6(d), as a condition of exercising any such option: (i) to give written assurances satisfactory to the Company as to the optionee's knowledge and experience in financial and business matters; and (ii) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person's own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the option has been registered under a then-currently-effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii), as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then-


                                       4.

applicable securities laws.

      (g) Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

7. COVENANTS OF THE COMPANY.

      (a) During the terms of the options granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such options.

      (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the options granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any option granted under the Plan, or any stock issued or issuable pursuant to any such option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such options.

8. USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Company.

9. MISCELLANEOUS.

      (a) Neither an optionee nor any person to whom an option is transferred under subparagraph 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

      (b) Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or any Affiliate or shall affect any right of the Company, its Board or stockholders or any Affiliate to terminate the service of any Non- Employee Director with or without cause.

      (c) No Non-Employee Director, individually or as a member of a group, and no


                                       5.

beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any option reserved for the purposes of the Plan except as to such shares of common stock, if any, as shall have been reserved for him pursuant to an option granted to him.

      (d) In connection with each option made pursuant to the Plan, it shall be a condition precedent to the Company's obligation to issue or transfer shares to a Non-Employee Director, or to evidence the removal of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.

      (e) As used in this Plan, fair market value means, as of any date, the value of the common stock of the Company determined as follows:

                  (i) If the common stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market, the fair market value of a share of common stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in common stock) on the last market trading day prior to the day of determination, as reporting in the Wall Street Journal or such other source as the Board deems reliable;

                  (ii) If the common stock is quoted on the Nasdaq Stock Market (but not on the Nasdaq National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a share of common stock shall be the mean between the bid and asked prices for the common stock on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

(iii) In the absence of an established market for the common stock, the fair market value shall be determined in good faith by the Board.

10. ADJUSTMENTS UPON CHANGES IN STOCK.

      (a) If any change is made in the stock subject to the Plan, or subject to any option


                                       6.

granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding options will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding options.

      (b) In the event of: (1) a disolution, liqidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization (including a sale of stock of the Company to a single purchaser or single group of affiliated purchasers) after which less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation are owned by stockholders of the Company immediately before such transaction, the time during which options outstanding under the Plan may be exercised shall be accelerated to permit the optionee to exercise all such options in full prior to such event, and the options shall terminate if not exercised prior to such event.

11. AMENDMENT OF THE PLAN.

      (a) The Board at any time, and from time to time, may amend the Plan, provided, however, that the Board shall not amend the plan more than once every six (6) months, with respect to the provisions of the Plan which relate to the amount, price and timing of grants, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. Except as provided in paragraph 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will increase the number of shares which may be issued under the Plan.

      (b) Rights and obligations under any option granted before any amendment of the


                                       7.

Plan shall not be altered or impaired by such amendment unless (i) the Company requests the consent of the person to whom the option was granted and (ii) such person consents in writing.

12. TERMINATION OR SUSPENSION OF THE PLAN.

      (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on March 20, 2004. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

      (b) Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted.

      (c) The Plan shall terminate upon the occurrence of any of the events described in Section 10(b) above.

13. EFFECTIVE DATE OF PLAN; CONDITIONS OF EXERCISE.

      (a) The Plan shall become effective upon adoption by the Board of Directors, subject to the condition subsequent that the Plan is approved by the stockholders of the Company.

      (b) No option granted under the Plan shall be exercised or exercisable unless and until the condition of subparagraph 13(a) above has been met.


                                       8.

                              EMPLOYMENT AGREEMENT                 EXHIBIT 10.12

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of January 1, 1998 (the "Effective Date") by and between

GENEMEDICINE, INC., A Delaware corporation (the "Company") and Eric Tomlinson, D.Sc. (the "Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

                                    RECITALS

A. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment by the Company, upon the terms and conditions set forth in this Agreement.

B. The Company and the Executive have previously entered into an Employment and Stock Purchase Agreement, dated as of July 31, 1992 (the "Prior Agreement") memorializing the terms of Executive's engagement by the Company.

C. The Company and the Executive desire to terminate the Prior Agreement and to enter into this Agreement, the terms of which shall supersede in their entirety the terms of the Prior Agreement.

                                    AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT AND TERM

1.1 Executive shall remain the President and Chief Executive Officer of the Company, and shall report to, and be subject to the general direction and control of the Board of Directors of the Company (the "Board").

1.2 Except as otherwise provided for in this Agreement, the term of this Agreement shall commence on the Effective Date and terminate six (6) months after the Effective Date unless such term is extended by mutual written consent (the "Term"); provided, however, that either party may terminate this Agreement at any time, with or without cause subject to the terms and conditions of Sections 4 and 5 herein.

1.3 Executive shall agree to resign from the Board upon his termination from the Company, as set forth in Section 4 herein.


                                       1.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE

2.1 During the Term, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

2.2 During the Term and for a period of eighteen (18) months thereafter, Executive agrees to not, solicit, for himself or others, any person or entity that is or was a customer of the Company during his employment with the Company, or a potential customer with whom the Company had significant contacts during his employment with the Company for any purpose or activity that is directly or indirectly competitive with the business of the Company, or solicit the employment or services of, or attempt to cause to leave the employment or service of the Company, or any affiliate of the Company, or otherwise interfere with the relationship of the Company or any affiliate of the Company, with any person who is or was employed by, or otherwise engaged to perform services for, the Company or any affiliate of the Company, whether such affiliation is in the capacity of employee, consultant, independent contractor or otherwise.

2.3 Executive hereby acknowledges and agrees that the scope of the covenants set forth in this Section 2 are reasonable and necessary to protect the interests of the Company.

2.4 Although the restrictions set forth in this Section 2 are considered by the Parties to be reasonable in all circumstances, it is recognized that restrictions of the nature in question may fail for unforeseen reasons, and accordingly it is hereby agreed and declared that if any of the restrictions set forth in this Section 2 shall be adjudged to be void as going beyond what is reasonable in all of the circumstances for the protection of the Company and of the Executive or for any other reason, but would be valid if part of the wording thereof were deleted or the periods (if any) thereof reduced or the range of activities or area dealt with thereby reduced in scope, such restrictions shall apply with such modifications as may be necessary to make them valid and effective and such provisions shall be modified accordingly.

2.5 The provisions of this Section 2 shall survive any termination of this Agreement.

3. COMPENSATION OF EXECUTIVE

3.1 During the Term, the Company shall pay Executive a salary (the "Base Salary") of three hundred ten thousand one hundred twenty eight dollars ($310,128) per year, payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 During the Term, the Company agrees to pay Executive seven hundred sixty five dollars and seven cents ($765.07) per month or such other reasonable amount that the Executive is actually billed for reasonable health and medical benefits chosen by the Executive.

3.3 The Company agrees to maintain Executive's membership at The Woodlands Country Club (the "Club") during the Term.

3.4 If Executive sells the home in which he resides on the Effective Date before the later of (i) December 31, 1999 or, (ii) the period of eighteen (18) months from the Term, the


                                       2.

Company agrees to reimburse Executive for reasonable closing costs up to a maximum of thirty thousand dollars ($30,000), provided that Executive personally incurs such closing costs in the sale of his home. Executive shall also be entitled to receive from the Company an additional payment (the "gross-up payment") in an amount that is equal to the taxes imposed upon the reimbursement, if any. Executive shall not be entitled to any additional payment on the gross-up payment. Executive must submit appropriate documentation in accordance with the Company's expense reimbursement policy in order to receive reimbursement for such costs.

3.5 During the Term, the Company agrees to reimburse the Executive for all reasonable and necessary business expenses in accordance with the Company's expense reimbursement policies.

3.6 All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

4. TERMINATION

Executive's employment with the Company may be terminated under the following conditions:

4.1 Death or Disability. Executive's termination shall be effective upon the date of Executive's death or, disability as defined under Section 4.1.1.

4.1.1 The term "disability" shall mean total mental or physical incapacity of the Executive, which continues for not less than one (1) month and is based upon a certification of such incapacity by Executive's physician or a duly licensed physician selected by the Board.

4.2 Termination by the Company/Expiration of the Term. Executive shall be deemed terminated upon the expiration of the Term of this Agreement; provided, however, that the Company may terminate Executive's employment under this Agreement at any time and for any reason by delivery of written notice to the Executive prior to the expiration of the Term. Any notice of termination given pursuant to this
Section 4.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 9 below.

4.3 Termination by Executive. Executive may terminate his employment under this Agreement at any time and for any reason prior to the expiration of the Term by delivery of a written notice to the Company. Any notice of termination given pursuant to this Section 4.3 shall effect termination as of the date specified in such notice or, in the event no date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in
Section 9 below.

5. COMPENSATION UPON TERMINATION

5.1 Termination by the Company/Expiration of Term. Upon the termination of Executive's employment as described in Section 4.2, and upon Executive's furnishing to the Company and an executed waiver and release of claims (a form of which is attached hereto as Exhibit A), Executive shall be entitled to the following:


                                       3.

5.1.1 Executive's Base Salary and accrued benefits through the date of termination;

5.1.2 Continuation of Executive's annual Base Salary in effect at the time of termination through the later of (i) December 31, 1999, or (ii) a period of eighteen (18) months from the Term;

5.1.3 Each of the stock option grants set forth on Exhibit B are hereby amended to reflect that: (i) the vesting of each outstanding stock option (the "Options") shall be accelerated such that the Options shall be fully vested upon termination, and (ii) each Option shall be exercisable up to and including two
(2) years from the termination date of Executive's employment. Pursuant to applicable tax laws, the Options will lose potentially favorable tax treatment afforded incentive stock options if not exercised within ninety (90) days of Executive's termination date.

5.1.4 Seven hundred sixty five dollars and seven cents ($765.07) per month from the Company for reasonable health benefits chosen by the Executive, plus continued payment for Club membership, through (i) December 31, 1999, or (ii) a period of eighteen (18) months from the Term. Executive shall be solely responsible for all expenses arising from his use of the Club other than the Club membership fee.

5.2 Death and Disability. If Executive's employment shall be terminated by death or disability as provided in Section 4.1, the provisions of Section 5.1 shall apply.

5.3 Termination by Executive. If Executive shall terminate Executive's employment with the Company prior to the end of the Term of the Agreement, then upon Executive's furnishing to the Company an executed waiver and release of claims (a form of which is attached hereto as Exhibit A), Executive shall be entitled to the following:

5.3.1 Executive's Base Salary and accrued benefits through the date of termination;

5.3.2 Continuation of Executive's Base Salary in effect at the time of termination for a period of eighteen (18) months;

5.3.3 Each of the stock option grants set forth on Exhibit B are hereby amended to reflect that: (i) the Options shall be accelerated such that the number of vested shares under the Options shall equal the number of shares that would have vested under the Options had Executive remained an employee for an additional eighteen (18) months, and (ii) each Option shall be exercisable up to and including two (2) years from the termination date of Executive's employment;

5.3.4 Seven hundred sixty five dollars and seven cents ($765.07) per month from the Company for reasonable health benefits chosen by the Executive, plus continued payment for Club membership, for eighteen (18) months. Executive shall be solely responsible for all expenses arising from his use of the Club other than the Club membership fee.


                                       4.

5.4 Change of Control. If, during the Term, a Change of Control occurs as defined in Section 7.1.1, and the Executive's employment with the new company is terminated by the new company for any reason whatsoever, the provisions of
Section 5.1 shall apply upon such termination.

6. Confidential Information; Executive's Duties Upon Termination

6.1 No Confidential Information shall be disclosed by the Executive to any third party or used by the Executive for the benefit of the Executive or any third party without the prior written consent of the Company.

6.2 Confidential information shall not include information that:

6.2.1 at the time of its disclosure, is publicly available through no fault of the Parties;

6.2.2 at the time of its disclosure, is, without fault of the receiving party, part of the public domain;

6.2.3 subsequent to its disclosure hereunder, is obtained by the Executive from a third party not subject to a contractual or fiduciary obligation for confidentiality to the disclosing party;

6.2.4 is required to be disclosed under court or governmental order, rule or regulation; or

6.2.5 is disclosed pursuant to any research grant related to technology outside of gene therapy.

6.3 Upon termination of the employment of Executive for any reason, Executive will deliver to the Company all documents, notebooks, designs, specifications, customer lists, drawings, manuals, reports, plans and other data of any nature containing or relating to the Confidential Information, Technology or Inventions, and Executive will not deliver to anyone else any of such documents or data or any reproduction of such documents or data containing or relating to the Confidential Information, Technology or Inventions of the Company.

6.4 Executive agrees to make prompt and complete disclosure to the Company of every Invention. Executive agrees that the Company shall have sole ownership rights to all Inventions and agrees to cooperate fully, at no expense to the Executive, with the Company to secure and defend the Company's said ownership rights. Executive hereby assigns to the Company any rights the Executive may acquire in any such Inventions.

6.4.1 Exhibit C hereto contains a true, complete and accurate list of all inventions, copyrights, patents or improvements of the Executive relevant to the subject matter of the employment of the Executive by the Company that had been made or conceived or first reduced to practice by the Executive alone or jointly with others prior to the employment of the Executive and prior to Executive's execution of this Agreement and which Executive desires to remove from the operation of this Agreement.


                                       5.

6.5 Executive represents that the performance of all the terms of this Agreement by Executive and as an officer of the Company does not and, to the best knowledge of the Executive, will not breach any agreement or duty to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to the employment of the Executive by the Company. Executive represents that the Executive has not entered into, and the Executive hereby covenants that the Executive will not enter into, any agreement either written or oral, in conflict herewith. Executive represents that at the present time Executive is not restricted from entering into this Agreement.

6.6 Executive represents that Executive has not brought to the Company and covenants that Executive will not bring to the Company or use in the performance of the Executive's responsibilities at the Company any proprietary information, materials or documents of a former or present employer that are not generally available to the public, unless the Executive has obtained prior written authorization from the former or present employer. Executive hereby covenants that the Executive shall not breach any obligation of confidentiality or duty that the Executive may have to former or present employers.

6.7 The provisions of this Section 6 shall survive any termination of this Agreement.

7. Definitions

7.1 As used herein, the following terms shall have the following meanings:

7.1.1 Change of Control means the occurrence of one or more of the following events: (i) a dissolution or liquidation of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation in which the Company's shareholders immediately prior to the transaction do not hold beneficial ownership of a least fifty percent (50%) of the outstanding voting shares of the new or continuing corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iv) at least a majority of the outstanding corporate shares of the Company are sold, exchanged or otherwise disposed of, in one transaction or series of related transactions and the Company's shareholders immediately prior to such transaction or transactions do not hold beneficial ownership of at least fifty percent (50%) of the outstanding voting shares of the Company or of the ownership interests of the entity for which shares of the Company were exchanged (taking into account only such shareholders' ownership of the Company prior to the time such transaction or transactions commenced); or (v) the Company sells all or substantially all of its assets to a single purchaser or to a group of associated purchasers.

7.1.2 Confidential Information shall mean, subject to Section 6.2, the Technology in the field of gene therapy known by, or disclosed to, or learned by, or developed by, the Executive in the course and scope of the performance of this Agreement, which information is not generally known in the trade, science or industry in which the Company and/or its affiliates are engaged.


                                       6.

7.1.3 Inventions shall mean all improvements, discoveries, inventions, whether patentable or not, copyrightable works, copyrights, trade secrets, formulae, processes techniques, and other developments and advances with respect to the Technology in the field of gene therapy that are developed, conceived or reduced to practice by the Executive in the course and scope of the performance of this Agreement during the Term and for a period of one year thereafter that result from the Executive's duties hereunder or result from the use of premises or equipment owned, leased or contracted for by the Company.

7.1.4 Technology shall mean all know-how, information, ideas, concepts, designs, specifications, suggestions, improvements, discoveries, inventions, copyrightable works, uncopyrightable works, copyrights, patent rights, unpatentable works, patents, trade secrets, formulae, processes, techniques, methods, machines, devices, products, services, marketing plans, strategies, forecasts and customer lists and other data, in each case that are included within the field of gene therapy, and includes, without limiting the generality of the foregoing, notebooks, drawings, computer software, manuals, reports, specifications and other writings or compilations of information, engineering and other scientific and practical information, models and records.

8. Assignment and Binding Effect

8.1 This Agreement, including Exhibits A, B and C shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

9. Notices

9.1 All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

9.1.1 If to the Company:

            Vice President, Human Resources GeneMedicine, inc. 8301 New Trails Drive The Woodlands, Texas 77381-4248

            If to Executive:

            Eric Tomlinson, D.Sc. 7 Morning Arbor Place The Woodlands, Texas 77381-6628


                                       7.

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

10. Choice of Law

10.1 This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to the place of execution or the place for performance thereof. This Agreement is to be at least partially performed in Harris County, Texas, and, as such, the Company and the Executive agree that personal jurisdiction and venue shall be proper with the state or federal courts situated in Harris County, Texas, to hear such disputes arising under this Agreement.

11. Integration

11.1 This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties, including without limitation the Prior Agreement, and except for the benefits Executive may be entitled to under the terms and conditions of the GeneMedicine, inc. Cash Incentive Retention and Severance Plan.

12. Public Announcements

12.1 The Parties agree that no public announcements regarding the terms and conditions of this Agreement, including Executive's termination of employment, will be made by either party, except as is required in order to comply with all applicable laws and regulations; provided that, the Company shall use reasonable efforts to give Executive an opportunity to review and comment regarding any such required public announcements.

13. Amendment

13.1 This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

14. Waiver

14.1 No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

15. Severability

15.1 The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or


                                       8.

provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

16. Interpretation; Construction

16.1 The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17. Representations and Warranties

17.1 Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

18. Counterparts

18.1 This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                  The Company:

                               GENEMEDICINE, INC.
                             a Delaware Corporation


                               By: Kathryn Stankis
                               -------------------

                       Date:______________________________

                  EXECUTIVE:

                  Eric Tomlinson
                  --------------

                       Date:______________________________


                                       9.

Waiver and Release Agreement - Exhibit A Stock Options Exhibit B
Inventions Exhibit C


                                      10.

                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Sections 5.1 and 5.3 of the Employment Agreement dated January 1, 1998, to which this form is attached, I hereby furnish GeneMedicine, inc. (the "Company") with the following release and waiver.

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date: __________________       By: Eric Tomlinson
                               ------------------

                                    EXHIBIT B

                                  STOCK OPTIONS

Grant Date         Type      Shares           Price      Shares Exercised      Outstanding      Outstanding
                            Granted                                             Un-Vested       Exercisable
                            -------                                             ---------       -----------
30-Aug-94          ISO       50,000           8.375             0                  7,217           42,713
                   ---       ------           -----             -                 ------           ------

11-Jul-95          ISO       20,000           9.750             0                  7,418           12,512
                   ---       ------           -----             -                 ------           ------

1-Jul-96           ISO       40,000           3.813             0                 24,990           15,050
                   ---       ------           -----             -                 ------           ------

8-Jul-97           ISO       30,000           6.875             0                 26,250            3,750
                   ---       ------           -----             -                 ------           ------

8-Jul-97           ISO       20,000           6.875             0                 17,472            2,521
                   ---       ------           -----             -                 ------           ------

6-Jan-98           ISO       50,000           5.375             0                 50,000                0
                   ---       ------           -----             -                 ------           ------

                                    EXHIBIT C

                                   INVENTIONS

                             FIRST AMENDMENT TO THE                EXHIBIT 10.22
                               GENEMEDICINE, INC.
                        CHANGE OF CONTROL SEVERANCE PLAN

The GeneMedicine, inc. Change of Control Severance Plan (the "Plan") is hereby amended, effective January 30, 1998, as set forth below:

1. Section 2(b)(i) is amended in its entirety to read as follows:

      (i) The Eligible Employee has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her Termination Date and such individually negotiated employment contract or agreement provides, in the aggregate, for severance benefits that are more favorable, determined in the sole discretion of the Company, than the severance benefits provided under this Plan. Such Eligible Employee's severance benefit shall be governed by the terms of such individually negotiated employment contract or agreement. If, however such individually negotiated employment contract or agreement provides, in the aggregate, for severance benefits that are less favorable, determined in the sole discretion of the Company, than the severance benefits provided under this Plan, then such Eligible Employee's severance benefits shall be governed by the terms of this Plan. Under no circumstances shall an Eligible Employee be entitled to receive benefits both under this Plan and under an individually negotiated employment contract.

      2. Section 3 of the Plan is amended by the addition of a new paragraph (d) at the end thereof, to read as follows:

            (d) CERTAIN TAX PROVISIONS AFFECTING AMOUNT OF PAYMENTS. Anything in the Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of an Eligible Employee (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code (the "Code") and would cause the Eligible Employee to be liable for an excise tax pursuant to Section 4999 of the Code, then the aggregate present value of amounts payable or distributable as Benefits under this Plan may be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Benefits without causing any Payment to be nondeductible by the Company because of
            Section 280G of the Code or to create an excise tax liability under
            Section 4999 of the Code. For purposes of this Paragraph (d), present value shall be determined in accordance with Section 280G(d)(4) of the Code. The decisions as to whether or not to reduce the Severance Benefits to the Reduced Amount, and as to the manner of any such reduction, shall be made by the Eligible Employee and such decisions shall be binding upon the Company and the Eligible Employee. However, in the event that the Eligible Employee fails to make any decision within thirty (30) days of the date of determination referred to above, the Company shall be entitled to make these decisions.

3. The Benefits Schedules for the Plan shall be amended by deleting in its entirety the "Benefits Schedule for the Executive Officers and Vice Presidents" and substituting in its place a "Benefits Schedule for the Executive Officers" and a "Benefits Schedule for Vice Presidents", in the form attached hereto and incorporated herein by this reference.

In Witness Whereof, this First Amendment is executed this 1st day of February, 1998.

                               GENEMEDICINE, INC.

                                       Kathryn Stankis
                                       ---------------

                                       Vice President, Human Resources
                                       -------------------------------

                                BENEFITS SCHEDULE
                                     FOR THE
                                GENEMEDICINE INC.
                        CHANGE OF CONTROL SEVERANCE PLAN

                               EXECUTIVE OFFICERS

THE COMPANY SHALL DETERMINE IN ITS SOLE AND ABSOLUTE DISCRETION IN WHICH CATEGORY AN ELIGIBLE EMPLOYEE SHALL BE PLACED FOR PURPOSES OF RECEIVING SEVERANCE BENEFITS UNDER THIS PLAN. THE COMPANY'S DETERMINATION SHALL BE FINAL AND SHALL BE BINDING AND CONCLUSIVE ON ALL PERSONS. THE COMPANY RETAINS THE RIGHT TO RECLASSIFY AN ELIGIBLE EMPLOYEE PRIOR TO THE TIME OF THE OCCURRENCE OF A CHANGE OF CONTROL, AND THEREAFTER TO THE EXTENT PERMITTED BY THE PLAN.

1. The cash severance benefit payable under this Plan for Executive Officers shall be a lump sum payment equal to twelve (12) months of Pay.

2. An Eligible Employee who becomes eligible to receive benefits under this Plan shall (i) become fully vested in the Eligible Employee's nonvested stock options, if any, that were previously granted to the Eligible Employee under the Company's discretionary stock compensation plans, including, without limitation, the GeneMedicine, Inc. 1993 Stock Option Plan, upon termination of employment and (ii) with respect to stock options having an exercise price in excess of $3.063 per share (as adjusted for stock splits and the like subsequent to January 30, 1998), be entitled to exercise such options until the earlier to occur of (A) the date that is twelve (12) months after the date of termination of employment or (B) the respective expiration date(s) of such stock options.

DEFINITIONS:

For purposes of this Benefits Schedules, the following definitions shall apply:

EXECUTIVE OFFICERS shall mean those Eligible Employees who are designated from time to time as Executive Officers by the Board of Directors of the Company and who are serving as Executive Officers of the Company as of the effective date of a Change in Control.

                                BENEFITS SCHEDULE
                                     FOR THE
                                GENEMEDICINE INC.

                        CHANGE OF CONTROL SEVERANCE PLAN

                                 VICE PRESIDENTS

The Company shall determine in its sole and absolute discretion in which category an Eligible Employee shall be placed for purposes of receiving severance benefits under this Plan. The Company's determination shall be final and shall be binding and conclusive on all persons. The Company retains the right to reclassify an Eligible Employee prior to the time of the occurrence of a Change of Control, and thereafter to the extent permitted by the Plan.

1. The cash severance benefit payable under this Plan for Vice Presidents shall be a lump sum payment equal to twelve (12) months of Pay.

2. An Eligible Employee who becomes eligible to receive benefits under this Plan shall become vested in the Eligible Employee's nonvested stock options, if any, that were previously granted to the Eligible Employee under the Company's discretionary stock compensation plans, including, without limitation, the GeneMedicine, Inc. 1993 Stock Option Plan, in accordance with the following schedule based upon the number of years the Eligible Employee has been employed by the Company:

YEARS EMPLOYED                      PERCENTAGE TO BE VESTED IN NONVESTED OPTIONS

0 to less than 2                                        50%

2 to less than 4                                        75%

4 plus                                                 100%

3. For purposes of calculating years of employment with the Company for stock option vesting, periods during which the Eligible Employee was not working but was paid under the Company's paid time off policy ("Paid Time Off") will be counted in calculating years of employment. Periods during which the Eligible Employee was not working and was not paid under Paid Time Off, such as leave without pay, leaves of absence or sabbaticals, will not be counted in calculating years of employment.

DEFINITIONS:

For purposes of this Benefits Schedules, the following definitions shall apply:

VICE PRESIDENTS shall mean those Eligible Employees whose employment title is Vice President as reflected on the personnel records of the Company as of the effective date of a Change in Control and who are not designated by the Board of Directors of the Company as Executive Officers.

                               GENEMEDICINE, INC.                  EXHIBIT 10.23

                               AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the "AMENDMENT AGREEMENT") is made as of January 31, 1998 between GeneMedicine, inc., a Delaware corporation (the "COMPANY"), and American Stock Transfer & Trust Company ("RIGHTS AGENT").

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of January 16, 1996 (the "RIGHTS AGREEMENT") (capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement); and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment Agreement hereby agree as follows:

                                    AMENDMENT

1. The third and fourth paragraphs of Section 1(a) of the Rights Agreement are amended in their entirety to read as follows:

      "In addition, Corange International Limited, a Bermudan corporation ("Corange"), shall not be deemed to be an "Acquiring Person" for purposes of this Agreement so long as Corange and any of its Affiliates or Associates have acquired the Company's Common Shares solely in accordance with the terms of (i) that certain Share Purchase Agreement between Corange and the Company dated July 17, 1995 or any documents executed in connection with or pursuant thereto (the "Share Purchase Agreement"), including without limitation Section 6.1 thereof or (ii) the Stock and Warrant Purchase Agreement (defined below); provided, however, that this paragraph shall not apply in the event that Corange or any of its Affiliates or Associates commences a tender or exchange offer to acquire 15% or more of the Common Shares of the Company then outstanding.

      Furthermore, Syntex (U.S.A.), Inc., a Delaware corporation ("Syntex"), shall not be deemed to be an "Acquiring Person" for purposes of this Agreement so long as Syntex and any of its Affiliates or Associates have acquired the Company's Common Shares solely (A) (i) upon conversion of the Series B Preferred Shares (as hereinafter defined) or (ii) upon exercise of the Warrants issued to Syntex, in each case acquired solely in accordance with the terms of that certain Stock and Warrant Purchase Agreement by and between Syntex and the Company dated April 8, 1994 or any documents executed in connection with or pursuant thereto


                                       1.

      (the "Stock and Warrant Purchase Agreement"), or (B) in accordance with the terms of the Share Purchase Agreement (defined above); provided, however, that this paragraph shall not apply to in the event that Syntex or any of its Affiliates or Associates commences a tender or exchange offer to acquire 15% or more of the Common Shares of the Company then outstanding.

      Solely for the purposes of the foregoing, "Corange" and "Syntex" shall include any entity which acquires all or substantially all of the business or assets of each respective entity."

2. Except as modified by this Amendment Agreement, the Rights Agreement shall remain in full force and effect. This Amendment Agreement shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Company and the Rights Agent as provided under Section 27 of the Rights Agreement.


                                       2.

The foregoing Amendment Agreement is hereby executed as of the date first above written.


THE COMPANY:

GENEMEDICINE, INC.


By: Richard A. Waldron
----------------------

Title: Vice President and Chief Financial Officer
-------------------------------------------------


RIGHTS AGENT:

AMERICAN STOCK TRANSFER & TRUST COMPANY


By: Herbert J. Lemmer
---------------------

Title: Vice President
---------------------


                                       3.

(ARTICLE) 5

(PERIOD-TYPE)              3-MOS
(FISCAL-YEAR-END)                   DEC-31-1998
(PERIOD-START)                      JAN-01-1998
(PERIOD-END)                        MAR-31-1998
(CASH)                               24,823,233
(SECURITIES)                                  0
(RECEIVABLES)                                 0
(ALLOWANCES)                                  0
(INVENTORY)                                   0
(CURRENT-ASSETS)                     24,987,722
(PP&E)                                3,166,076
(DEPRECIATION)                                0
(TOTAL-ASSETS)                       28,162,993
(CURRENT-LIABILITIES)                 1,010,504
(BONDS)                                       0
(PREFERRED-MANDATORY)                         0
(PREFERRED)                               3,750
(COMMON)                                 14,514
(OTHER-SE)                           23,964,255
(TOTAL-LIABILITY-AND-EQUITY)         28,162,993
(SALES)                                       0
(TOTAL-REVENUES)                      1,464,154
(CGS)                                         0
(TOTAL-COSTS)                         4,725,670
(OTHER-EXPENSES)                              0
(LOSS-PROVISION)                              0
(INTEREST-EXPENSE)                        8,807
(INCOME-PRETAX)                      (3,270,323)
(INCOME-TAX)                                  0
(INCOME-CONTINUING)                  (3,270,323)
(DISCONTINUED)                                0
(EXTRAORDINARY)                               0
(CHANGES)                                     0
(NET-INCOME)                         (3,270,323)
(EPS-PRIMARY)                                 0
(EPS-DILUTED)                              (.23)